Exhibit 99.1
IAC Announces New Segments and New Ticker Symbol

NEW YORK, January 21, 2016 -- Today IAC (NASDAQ: IAC) announced a realignment of its reportable segments, as well as the change of its ticker symbol from “IACI” to “IAC.” Please refer to the Form 8-K filed today with the U.S. Securities and Exchange Commission for more information on the segment realignment and related supplemental financial information.

“As we look ahead to the next great opportunities to come from IAC outside of the Match Group, we do so with substance and strength in four key areas, each within large addressable markets rife with opportunity,” said Joey Levin, CEO of IAC. “This year will see IAC focused on continuing its track record of accelerating growth in new markets, assembling strong companies, and backing the leaders who drive them.”

New segments include:

•
Match Group: Match Group, Inc. (“Match Group”), which completed its initial public offering on November 24, 2015, is the world’s leading provider of dating products. Match Group operates a portfolio of over 45 brands, including Match, OkCupid, Tinder, PlentyOfFish, Meetic, Twoo, OurTime, BlackPeopleMeet and FriendScout24 and, according to data obtained from Research Now, owns four of the top five brands by unaided awareness in North America. As of September 30, 2015, Match Group (pro forma for its acquisition of PlentyOfFish, which was completed in October 2015) had approximately 59 million monthly active users and 4.7 million paid members.

•
HomeAdvisor: A leading nationwide home services digital marketplace, HomeAdvisor helps connect consumers with home professionals in the $330 billion market for home improvement projects. As of September 30, 2015, HomeAdvisor had more than 100,000 active pre-screened and customer-rated home professionals. HomeAdvisor’s domestic business revenue growth accelerated for the 8th consecutive quarter in Q3 2015 to 46% year over year, and it has generated more than 9 million service requests over the past year, a 40% year over year increase.

•
Video: IAC’s collection of premium digital video properties seeks to capitalize on the growing number of consumers who have cut the traditional pay TV cord - or more frequently, never had a cord to begin with. The segment is headlined by Vimeo, a preeminent video platform with over 650,000 paid subscribers as of September 30, 2015, and a rapidly growing Video on Demand (VOD) marketplace where, as of the end of Q3 2015, more than 8,000 passionate creators had uploaded nearly 27,000 titles purchased by over 1 million viewers. The segment also includes DailyBurn, a streaming video fitness service with over 100,000 paying subscribers as of September 30, 2015, as well as Electus, IAC Films, CollegeHumor and Notional, a collection of production companies and studios producing original programming and film, including the award-winning television show Chopped, now in its 26th season.

•
Publishing: Launched in December 2015, IAC Publishing brings together some of the web’s most trusted publishers, including premium brands About.com, Dictionary.com, Investopedia and The Daily Beast which, as of December 2015, collectively reached more than 100 million monthly users domestically. As one of the world’s largest digital publishers, IAC Publishing is well positioned to take advantage of the $66 billion a year spent on digital advertising in the U.S. alone. The segment also includes Ask.com, ASKfm and CityGrid.

•
Applications: At the end of Q3 2015, IAC Applications saw its apps collectively downloaded more than 1 million times a day, making it one of the largest and most profitable distributors of utility-focused browser, desktop and mobile apps in the world. This segment includes direct-to-consumer downloadable desktop and mobile applications, including SlimWare (subscription desktop software) and top iOS developer Apalon, and IAC’s partner-facing applications business. At the end of Q3 2015, the direct-to-consumer business alone had 35 million daily active users spread across 115 products on desktop, 2.8 million daily active users spread across 53 products on mobile, and 1.3 million paid subscribers to SlimWare software products.

About IAC
IAC (NASDAQ: IACI) is a leading media and Internet company comprised of some of the world's most recognized brands and products, such as HomeAdvisor, Vimeo, About.com, Dictionary.com, The Daily Beast, Investopedia, and Match Group's online dating portfolio, which includes Match, OkCupid and Tinder.  The company is headquartered in New York City and has offices worldwide.

Contact Us
IAC Corporate Communications
Isabelle Weisman
(212) 314-7361